CONTACTS:
Investors
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

Media
Alexis Dominguez
MediaRelations@amerantbank.com
(305) 441-8414

AMERANT REPORTS FOURTH QUARTER 2025 AND FULL-YEAR 2025 RESULTS

CORAL GABLES, FLORIDA, January 22, 2026. Amerant Bancorp Inc. (NYSE: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $2.7 million in the fourth quarter of 2025, or $0.07 per diluted share, compared to net income of $14.8 million, or $0.35 earnings per diluted share, in the third quarter of 2025. Net income attributable to the Company was $52.4 million for the full-year 2025, or $1.26 per diluted share, compared to a net loss of $15.8 million, or $0.44 per diluted share, for the full-year 2024.

“Amerant’s fourth quarter reflected our significant efforts to position the bank for long‑term success. We incurred elevated non-interest expenses and experienced ongoing credit normalization, both driven by our strategic actions to address key credit matters, enhance our risk-selection processes, and improve organizational efficiencies” stated Carlos Iafigliola, SEVP and Interim CEO. “During this period, we updated our strategic plan to prioritize sustainable growth supported by disciplined credit management and maintained a strong funding mix, high liquidity levels, and a solid capital position. We believe our full-year results underscore the resilience of our franchise, highlighted by a healthy financial margin and solid core PPNR. As we enter 2026, our priorities are clear: strengthen asset quality, optimize our balance sheet and operational processes, and accelerate profitable growth. I am confident in our team’s dedication and the fundamentals of our business model. We remain committed to delivering value to our customers, communities, and shareholders.”

Fourth Quarter Financial Highlights and Quarter-Over-Quarter Comparison:

•Total assets were $9.8 billion, down $633.2 million, or 6.1%, compared to $10.4 billion.

•Total gross loans were $6.7 billion, a decrease of $244.6 million, or 3.5%, compared to $6.9 billion.

•Cash and cash equivalents were $470.2 million, down $160.7 million, or 25.5%, compared to $630.9 million.

•Investment securities were $2.1 billion, down $223.1 million, or 9.7%, compared to $2.3 billion.

•Total deposits were $7.8 billion, down $514.0 million, or 6.2%, compared to $8.3 billion.

•Total advances from Federal Home Loan Bank (“FHLB”) were $712.0 million, down $119.7 million, or 14.4%, compared to $831.7 million.

•Net Interest Margin (“NIM”) was 3.78%, down compared to 3.92%.

•Average yield on loans was 6.73%, compared to 6.93%.

•Average cost of total deposits was 2.34%, compared to 2.41%.

•Loan to deposit ratio was 86.01%, compared to 83.63%.

•Asset Quality and Allowance for Credit Losses (“ACL”):

◦Total non-performing assets were $186.9 million, up $47.0 million, or 33.6%, compared to $139.9 million. As of 4Q25, non-performing assets consist of $171.4 million in non-performing loans and $15.5 million in Other Real Estate Owned (“OREO”).

◦The ACL was $79.3 million, a decrease of $15.6 million, or 16.5%, compared to $94.9 million.

◦Classified loans were $354.8 million, up by $113.0 million, or 46.7% compared to $241.8 million, and non-performing loans increased by $47.1 million, or 37.9% to $171.4 million compared to $124.3 million, while special mention loans decreased by $87.9 million, or 39.2% to $136.5 million from $224.3 million.

◦The Company has provided additional details regarding asset quality in the 4Q25 earnings presentation (https://investor.amerantbank.com).

•Core deposits, which consist of total deposits excluding all time deposits, were $5.8 billion, down $412.1 million, or 6.6%, compared to $6.2 billion.

•Assets Under Management and custody (“AUM”) totaled $3.3 billion, an increase of $87.2 million, or 2.8%, compared to $3.2 billion.

•Pre-provision net revenue (“PPNR”)(1) was $5.4 million, a decrease of $28.2 million, or 83.9%, compared to $33.6 million. Core PPNR(1) was $29.3 million, down $6.5 million, or 18.1%, compared to $35.8 million.

•Net Interest Income (“NII”) was $90.2 million, down $4.0 million, or 4.3%, compared to $94.2 million.

•Provision for credit losses was $3.5 million, down $11.1 million, or 76.1%, compared to $14.6 million.

•Non-interest income was $22.0 million, an increase of $4.7 million, or 27.3%, compared to $17.3 million.

•Non-interest expense was $106.8 million, up $28.9 million, or 37.2%, compared to $77.8 million.

•The efficiency ratio was 95.19% in 4Q25, up compared to 69.84%.

•Return on average assets (“ROA”) was 0.10% compared to 0.57%.

•Return on average equity (“ROE”) was 1.12% compared to 6.21%.

•On January 21, 2026, the Company’s Board of Directors declared a cash dividend of $0.09 per share of common stock. The dividend is payable on February 27, 2026 to shareholders of record on February 13, 2026.

Full-year Financial Highlights and Year-over-Year Comparison:

•Total assets were $9.8 billion, down $124.7 million, or 1.3%, compared to $9.9 billion.

•Total gross loans were $6.7 billion, a decrease of $574.1 million, or 7.9%, compared to $7.3 billion in 4Q24.

•Cash and cash equivalents were $470.2 million, down $120.2 million, or 20.4%, compared to $590.4 million as of 4Q24.

•Total deposits were $7.8 billion, down $67.7 million, or 0.9%, compared to $7.9 billion in 4Q24.

•Total advances from FHLB were $712.0 million, down $33.0 million, or 4.4%, compared to $745.0 million as of 4Q24.

•NIM was 3.78%, up compared to 3.75% in 4Q24. NIM was 3.82% for the full-year 2025, up compared to 3.58% for the full-year 2024.

•Average yield on loans was 6.73%, down compared to 7.00% in 4Q24. Average yield on loans for the full-year 2025 was 6.85%, down compared to 7.06% for the full-year 2024.

•Average cost of total deposits was 2.34% compared to 2.77% in 4Q24. Average cost of total deposits for the full-year 2025 was 2.47% compared to 2.94% for the full-year 2024.

•Loan to deposit ratio was 86.01% compared to 92.57% in 4Q24.

•Asset Quality and ACL:
◦Total non-performing assets were $186.9 million, up $64.7 million or 53.0%, compared to $122.2 million in 4Q24.

◦The ACL was $79.3 million, a decrease of $5.7 million, or 6.7%, compared to $85.0 million in 4Q24.

◦Classified loans were $354.8 million, up by $188.3 million, or 113.1% compared to $166.5 million as of 4Q24 and non-performing loans increased by $67.3 million, or 64.6% to $171.4 million as of 4Q25 from $104.1 million as of 4Q24, while special mention loans increased by $131.0 million, or 2423.2% to $136.5 million as of 4Q25 from $5.4 million as of 4Q24.

•Core deposits, which consist of total deposits excluding all time deposits, were $5.8 billion, up $170.7 million, or 3.0%, compared to $5.6 billion as of 4Q24.

•AUM totaled $3.3 billion as of 4Q25, an increase of $366.7 million, or 12.7%, compared to $2.9 billion in 4Q24.

•PPNR(1) was $5.4 million in 4Q25, a decrease of $22.5 million, or 80.7%, compared to $27.9 million in 4Q24. PPNR was $108.7 million for the full-year 2025, an increase of $72.4 million, or 198.9%, compared to $36.4 million for the full-year 2024. Core PPNR(1) for the full-year 2025 was $133.7 million, up $8.2 million, or 6.5%, compared to $125.6 million for the full-year 2024.

•NII was $90.2 million, up $2.5 million, or 2.9%, compared to $87.6 million in 4Q24. NII was $360.7 million for the full-year 2025, up $34.7 million, or 10.7%, compared to $326.0 million for the full-year 2024.

•Provision for credit losses was $3.5 million, down, $6.4 million or 64.8%, compared to $9.9 million in 4Q24. Provision for credit losses was $42.6 million for the full-year 2025, compared to $60.5 million in the full-year 2024.

•Non-interest income was $22.0 million, a decrease of $1.7 million, or 7.0%, compared to $23.7 million in 4Q24. Non-interest income was $78.6 million for the full-year 2025, an increase of $68.7 million, or 693.3%, compared to $9.9 million for the full-year 2024. Core non-interest income(1) in 4Q25 was $16.7 million, a decrease of $1.1 million, or 6.1%, compared to $17.8 million in 4Q24. For the full-year 2025, core non-interest income(1) was $70.7 million, a decrease of $2.0 million, or 2.7%, compared to $72.7 million for the full-year 2024.

•Non-interest expense was $106.8 million, up $23.4 million, or 28.0%, compared to $83.4 million in 4Q24. Non-interest expense was $330.6 million for the full-year 2025, up $31.1 million or 10.4%, compared to $299.5 million for the full-year 2024. Core non-interest expense(1) in 4Q25 was $77.6 million, an increase of $9.3 million, or 13.7%, compared to $68.2 million in 4Q24, while for the full-year 2025, core non-interest expense(1) was $297.7 million, an increase of $24.6 million, or 8.99%, compared to $273.1 million for the full-year 2024.

•The efficiency ratio was 95.19% in 4Q25, up compared to 74.91% in 4Q24. The efficiency ratio was 75.25% for the full-year 2025 compared to 89.17% for the full-year 2024. Core efficiency ratio(1) in 4Q25 was 72.58%, up compared to 64.71% in 4Q24, while for the full-year 2025, the core efficiency ratio(1) was 69.00%, up compared to 68.51% for the full-year 2024.

•Return on average assets (“ROA”) was 0.10% in 4Q25 compared to 0.67% in 4Q24. ROA was positive 0.51% for the full-year 2025 compared to negative 0.16% for the full-year 2024. Core ROA(1) in 4Q25 was 0.84% compared to 0.83% in 4Q24, while for the full-year 2025, Core ROA(1) was 0.71% compared to 0.51% for the full-year 2024.

•Return on average equity (“ROE”) was 1.12% in 4Q25 compared to 7.38% in 4Q24. ROE was positive 5.62% for the full-year 2025 compared to negative 1.99% for the full-year 2024. Core ROE(1) was 8.98% in 4Q25 compared to 9.25% in 4Q24, while for the full-year 2025, Core ROE(1) was 7.75% compared to 6.37% for the full-year 2024.

Additional details on fourth quarter and full-year 2025 results can be found in the Exhibits to this earnings release, and the earnings presentation available under the Investor Relations section of the Company’s website at https://investor.amerantbank.com.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP measures.

Fourth Quarter and Full Year 2025 Earnings Conference Call

The Company will hold an earnings conference call on Friday, January 23, 2026 at 9:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year 2025 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NYSE: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiary Amerant Investments, Inc. The Company provides individuals and businesses with deposit, credit and wealth management services. The Bank, which has operated for over 45 years, is headquartered in Florida and has a network of 23 banking centers – 21 in South Florida and 2 in Tampa, Florida. For more information, visit investor.amerantbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. Examples of forward-looking statements include but are not limited to: our future operating or financial performance, including revenues, expenses, expense savings, income or loss and earnings or loss per share, and other financial items; statements regarding expectations, plans or objectives for future operations, products or services, and our expectations on loan recoveries, reaching effective resolutions on problem loans, or significantly reducing special mention and/or non-performing loans. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 5, 2025 (the “Form 10-K”) and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three month periods ended September 30, 2025, June 30, 2025, March 31, 2025, and the three and twelve month periods ended December 31, 2025, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2025, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expense”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, "tangible common equity ratio", and “tangible stockholders’ equity (book value) per common share”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures”.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our business. Management believes that these supplementary non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to GAAP reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Consolidated Balance Sheets					(audited)
Total assets	$9,777,018	$10,410,199	$10,334,678	$10,169,688	$9,901,734
Total investments	2,084,569	2,307,701	1,970,888	1,761,678	1,497,925
Total gross loans (1)(2)	6,697,235	6,941,792	7,189,196	7,219,162	7,271,322
Allowance for credit losses	79,276	94,918	86,519	98,266	84,963
Total deposits	7,786,934	8,300,969	8,306,544	8,154,978	7,854,595
Core deposits (1)	5,790,895	6,203,038	6,143,625	5,993,055	5,620,150
Advances from the Federal Home Loan Bank	711,984	831,699	765,000	715,000	745,000
Senior notes (3)	—	—	—	59,922	59,843
Subordinated notes	29,795	29,752	29,710	29,667	29,624
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (4)(5)	938,802	944,940	924,286	906,263	890,467
Assets under management and custody (1)	3,256,754	3,169,514	3,065,020	2,932,602	2,890,048

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages, share data and per share amounts)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	2025	2024
Consolidated Results of Operations							(audited)
Net interest income	$90,150	$94,152	$90,479	$85,904	$87,635	$360,685	$325,957
Provision for credit losses (6)	3,490	14,600	6,060	18,446	9,910	42,596	60,460
Noninterest income	22,019	17,291	19,778	19,525	23,684	78,613	9,909
Noninterest expense	106,772	77,835	74,400	71,554	83,386	330,561	299,490
Net income (loss) attributable to Amerant Bancorp Inc.	2,701	14,756	23,002	11,958	16,881	52,417	(15,752)
Effective income tax rate	(41.64)%	22.37%	22.80%	22.50%	6.34%	20.75%	34.60%

Common Share Data
Stockholders' book value per common share	$23.13	$22.90	$22.14	$21.60	$21.14	$23.13	$21.14
Tangible stockholders' equity (book value) per common share (7)	$22.56	$22.32	$21.56	$21.03	$20.56	$22.56	$20.56
Basic earnings (loss) per common share	$0.07	$0.35	$0.55	$0.28	$0.40	$1.26	$(0.44)
Diluted earnings (loss) per common share (8)	$0.07	$0.35	$0.55	$0.28	$0.40	$1.26	$(0.44)
Basic weighted average shares outstanding	40,915,733	41,590,201	41,805,550	42,015,507	42,069,098	41,578,758,000	35,755,375,000
Diluted weighted average shares outstanding (8)	41,102,760	41,774,101	41,873,551	42,186,759	42,273,778	41,731,303,000	35,755,375,000
Cash dividend declared per common share (5)	$0.09	$0.09	$0.09	$0.09	$0.09	$0.36	$0.36

	Three Months Ended					Years Ended December 31,
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	2025	2024
Other Financial and Operating Data (9)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (1)	3.78%	3.92%	3.81%	3.75%	3.75%	3.82%	3.58%
Net income (loss) / Average total assets (ROA) (1)	0.10%	0.57%	0.90%	0.48%	0.67%	0.51%	(0.16)%
Net income(loss) / Average stockholders' equity (ROE) (1)	1.12%	6.21%	10.06%	5.32%	7.38%	5.62%	(1.99)%
Noninterest income / Total revenue (1)	19.63%	15.52%	17.94%	18.52%	21.28%	17.90%	2.95%

Capital Indicators (%)
Total capital ratio (1)	14.10%	13.90%	13.49%	13.45%	13.43%	14.10%	13.43%
Tier 1 capital ratio (1)	12.58%	12.28%	11.97%	11.84%	11.95%	12.58%	11.95%
Tier 1 leverage ratio (1)	9.62%	9.73%	9.69%	9.73%	9.66%	9.62%	9.66%
Common equity tier 1 capital ratio (CET1) (1)	11.80%	11.54%	11.24%	11.11%	11.21%	11.80%	11.21%
Tangible common equity ratio (1)(7)	9.39%	8.87%	8.73%	8.69%	8.77%	9.39%	8.77%

Liquidity Ratios (%)
Loans to Deposits (1)	86.01%	83.63%	86.55%	88.52%	92.57%	86.01%	92.57%

Asset Quality Indicators (%)
Non-performing assets / Total assets (1)	1.91%	1.34%	0.95%	1.38%	1.23%	1.91%	1.23%
Non-performing loans / Total loans (1)	2.56%	1.79%	1.15%	1.71%	1.43%	2.56%	1.43%
Allowance for credit losses / Total non-performing loans	46.26%	76.37%	104.89%	79.75%	81.62%	46.26%	81.62%
Allowance for credit losses / Total loans held for investment	1.20%	1.37%	1.20%	1.37%	1.18%	1.20%	1.18%
Net charge-offs / Average total loans held for investment (1)(10)	1.07%	0.39%	0.86%	0.22%	0.26%	0.63%	0.99%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	4.14%	3.01%	2.91%	2.89%	3.29%	3.24%	3.03%
Salaries and employee benefits / Average total assets	1.50%	1.36%	1.41%	1.35%	1.39%	1.40%	1.39%
Other operating expenses/ Average total assets (1)	2.64%	1.66%	1.50%	1.54%	1.90%	1.84%	1.64%
Efficiency ratio (1)	95.19%	69.84%	67.48%	67.87%	74.91%	75.25%	89.17%
Full-Time-Equivalent Employees (FTEs) (11)	694	704	692	726	698	694	698

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	2025	2024
Core Selected Consolidated Results of Operations and Other Data (7)

Pre-provision net revenue (PPNR)	$5,397	$33,608	$35,857	$33,875	$27,933	$108,737	$36,376
Core pre-provision net revenue (Core PPNR)	$29,307	$35,765	$37,122	$31,546	$37,217	$133,740	$125,556
Core net income	$21,670	$16,425	$23,984	$10,153	$21,160	$72,232	$50,446
Core basic earnings per common share	0.53	0.39	0.57	0.24	0.50	1.74	1.41
Core earnings per diluted common share (8)	0.53	0.39	0.57	0.24	0.50	1.73	1.41
Core net income / Average total assets (Core ROA) (1)	0.84%	0.64%	0.94%	0.41%	0.83%	0.71%	0.51%
Core net income / Average stockholders' equity (Core ROE)(1)	8.98%	6.91%	10.49%	4.52%	9.25%	7.75%	6.37%
Core efficiency ratio	72.58%	67.96%	66.35%	69.24%	64.71%	69.00%	68.51%

__________________
(1) See Glossary of Terms and Definitions for definitions of financial terms.
(2)     At December 31, 2025 and March 31, 2025 includes both mortgage loans held for sale carried at fair value and loans held for sale carried at the lower of cost or fair value. There were no loans held for sale at September 30, 2025, while all other periods include mortgage loans held for sale carried at fair value.
(3) On April 01, 2025, the Company redeemed all outstanding Senior Notes. See Note 1 to the Company’s consolidated financial statements in our March 31, 2025 Form 10-Q for more information.
(4)     On December 11, 2024, the Company announced that the Board of Directors approved to extend the expiration date of its share repurchase program that was set to expire on December 31, 2024 to December 31, 2025 (the “Repurchase Program”). Subsequently, on May 28, 2025, the Company announced that the Board of Directors approved an increase in the amount available for repurchases of the Company’ shares of Class A common stock under the Repurchase Program to $25 million. In the fourth quarter of 2025 the Company repurchased an aggregate of 737,334 shares of Class A common stock at a weighted average price of $17.63 per share under the Repurchase Program. The aggregate purchase price for these transactions was approximately $13.0 million which includes transaction costs. For all other periods, see September 30, 2025 Form 10-Q, June 30, 2025 Form 10-Q, March 31, 2025 Form 10-Q and December 31, 2024 Form 10-K.
(5) During the three months ended December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025 and December 31, 2024, the Company’s Board of Directors declared cash dividends of $0.09 per share of the Company’s common stock and paid an aggregate amount of $3.7 million in the fourth quarter of 2025 and $3.8 million per quarter in all other periods shown in connection with these dividends. The dividend declared in the fourth quarter of 2025 was paid on November 28, 2025 to shareholders of record at the close of business on November 14, 2025. See December 31, 2024 Form 10-K for more information on dividend payments during the previous quarters.
(6)     In all periods shown, includes reserves on loans and contingent loans. In the fourth, third, second and first quarter of 2025, and the fourth quarter of 2024, includes $2.8 million, $15.3 million, $3.6 million, $17.2 million, and $9.7 million of provision for credit losses on loans. The provision for (reversal of) unfunded commitments (contingencies) in the fourth, third, second and first quarters of 2025 and the fourth quarter of 2024, were $0.7 million, ($0.7 million), $2.5 million, $1.3 million, and $0.2 million, respectively.
(7) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(8) See 2024 Form 10-K for more information on potential dilutive instruments and its impact on diluted earnings per share computation.
(9) Operating data for the periods presented have been annualized.
(10) See the Company’s September 30, 2025 Form 10-Q, June 30, 2025 Form 10-Q and March 31, 2025 Form 10-Q as well as 2024 Form 10-K, for more details on charge-offs for all previous periods.
(11) As of December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025 and December 31, 2024, includes 3, 5, 35, 77 and 80 FTEs for Amerant Mortgage, respectively.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, enhancement of the bank owned life insurance and other non-core actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Years Ended December 31,
(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	2025	2024
Net income (loss) attributable to Amerant Bancorp Inc.	$2,701	$14,756	$23,002	$11,958	$16,881	$52,417	$(15,752)
Plus: provision for credit losses (1)	3,490	14,600	6,060	18,446	9,910	42,596	60,460
Plus: provision for income tax (benefit) expense	(794)	4,252	6,795	3,471	1,142	13,724	(8,332)
Pre-provision net revenue (PPNR)	5,397	33,608	35,857	33,875	27,933	108,737	36,376
Plus: non-core noninterest expense items (2)	29,199	1,977	1,192	534	15,148	32,902	26,382
(Less) plus: non-core noninterest income items	(5,289)	180	73	(2,863)	(5,864)	(7,899)	62,798
Core pre-provision net revenue (Core PPNR)	$29,307	$35,765	$37,122	$31,546	$37,217	$133,740	$125,556
Total noninterest income	$22,019	$17,291	$19,778	$19,525	$23,684	$78,613	$9,909
Less: Non-core noninterest income items:
Derivative losses, net (3)	(120)	(1,383)	(1,852)	—	—	(3,355)	(196)
Securities gains (losses), net (4)	2,054	1,203	1,779	64	(8,200)	5,100	(76,855)
Gain on sale of loans (5)	—	—	—	2,799	—	2,799	—
Gain on sale of Houston Franchise (6)	—	—	—	—	12,636	—	12,636
Gains on early extinguishment of FHLB advances, net	12	—	—	—	1,428	12	1,617
Gain on the sale and lease back of branches (7)	3,343	—	—	—	—	3,343	—
Total non-core noninterest income items	$5,289	$(180)	$(73)	$2,863	$5,864	$7,899	$(62,798)
Core noninterest income	$16,730	$17,471	$19,851	$16,662	$17,820	$70,714	$72,707

Total noninterest expenses	$106,772	$77,835	$74,400	$71,554	$83,386	$330,561	$299,490
Less: non-core noninterest expense items
Restructuring costs (8)
Contract termination costs (9)	7,483	—	—	—	—	7,483	—
Total restructuring costs	$7,483	$—	$—	$—	$—	$7,483	$—
Non-core noninterest expense items:
Losses on loans held for sale carried at the lower of cost or fair value (6)(10)	14,850	881	—	—	12,642	15,731	13,900
Net losses on sale and valuation expense on other real estate owned(11)	64	516	822	534	—	1,936	5,672
Goodwill and intangible assets impairment (6)(12)	500	—	—	—	—	500	300
Fixed assets impairment (6)(13)	—	—	—	—	—	—	3,443
Legal, broker fees, and other costs (6)	—	—	—	—	2,506	—	3,067
Impairment charge on investment carried at cost	2,500	—	—	—	—	2,500	—
Amerant Mortgage downsize costs (14)	—	580	370	—	—	950	—
Staff separation costs (15)	3,802	—	—	—	—	3,802	—
Total non-core noninterest expense items	$29,199	$1,977	$1,192	$534	$15,148	$32,902	$26,382
Core noninterest expenses	$77,573	$75,858	$73,208	$71,020	$68,238	$297,659	$273,108

	Three Months Ended,					Years Ended December 31,

(in thousands, except percentages and per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	2025	2024
Net income (loss) attributable to Amerant Bancorp Inc.	$2,701	$14,756	$23,002	$11,958	$16,881	$52,417	$(15,752)
Plus after-tax non-core items in noninterest expense:
Non-core items in noninterest expense before income tax effect	29,199	1,977	1,192	534	15,148	32,902	26,382
Income tax effect (16)	(5,990)	(445)	(272)	(120)	(3,409)	(6,827)	(5,937)
Total after-tax non-core items in noninterest expense	23,209	1,532	920	414	11,739	26,075	20,445
(Less) plus: before-tax non-core items in noninterest income:
Non-core items in noninterest income before income tax effect	(5,289)	180	73	(2,863)	(5,864)	(7,899)	62,798
Income tax effect (16)	1,049	(43)	(11)	644	(1,596)	1,639	(17,045)
Total after-tax non-core items in noninterest income	(4,240)	137	62	(2,219)	(7,460)	(6,260)	45,753
Core net income	$21,670	$16,425	$23,984	$10,153	$21,160	$72,232	$50,446

Basic earnings (loss) per share	$0.07	$0.35	$0.55	$0.28	$0.40	$1.26	$(0.44)
Plus: after tax impact of non-core items in noninterest expense	0.57	0.04	0.02	0.01	0.28	0.63	0.57
(Less) plus: after tax impact of non-core items in noninterest income	(0.11)	—	—	(0.05)	(0.18)	(0.15)	1.28
Total core basic earnings per common share	$0.53	$0.39	$0.57	$0.24	$0.50	$1.74	$1.41

Diluted earnings (loss) per share (17)	$0.07	$0.35	$0.55	$0.28	$0.40	$1.26	$(0.44)
Plus: after tax impact of non-core items in noninterest expense	0.56	0.04	0.02	0.01	0.28	0.62	0.57
(Less) plus: after tax impact of non-core items in noninterest income	(0.10)	—	—	(0.05)	(0.18)	(0.15)	1.28
Total core diluted earnings per common share	$0.53	$0.39	$0.57	$0.24	$0.50	$1.73	$1.41

Net income (loss) / Average total assets (ROA)	0.10%	0.57%	0.90%	0.48%	0.67%	0.51%	(0.16)%
Plus: after tax impact of non-core items in noninterest expense	0.90%	0.06%	0.04%	0.02%	0.46%	0.26%	0.21%
(Less) plus: after tax impact of non-core items in noninterest income	(0.16)%	0.01%	—%	(0.09)%	(0.30)%	(0.06)%	0.46%
Core net income / Average total assets (Core ROA)	0.84%	0.64%	0.94%	0.41%	0.83%	0.71%	0.51%

Net income (loss) / Average stockholders' equity (ROE)	1.12%	6.21%	10.06%	5.32%	7.38%	5.62%	(1.99)%
Plus: after tax impact of non-core items in noninterest expense	9.62%	0.64%	0.40%	0.19%	5.13%	2.80%	2.58%
(Less) plus: after tax impact of non-core items in noninterest income	(1.76)%	0.06%	0.03%	(0.99)%	(3.26)%	(0.67)%	5.78%
Core net income / Average stockholders' equity (Core ROE)	8.98%	6.91%	10.49%	4.52%	9.25%	7.75%	6.37%

Efficiency ratio	95.19%	69.84%	67.48%	67.87%	74.91%	75.25%	89.17%
(Less): impact of non-core items in noninterest expense and noninterest income	(22.61)%	(1.88)%	(1.13)%	1.37%	(10.20)%	(6.25)%	(20.66)%
Core efficiency ratio	72.58%	67.96%	66.35%	69.24%	64.71%	69.00%	68.51%

	Three Months Ended,					Years Ended December 31,

(in thousands, except percentages, share data and per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	2025	2024
Stockholders' equity	$938,802	$944,940	$924,286	$906,263	$890,467	$938,802	$890,467
Less: goodwill and other intangibles (18)	(23,103)	(23,784)	(24,016)	(24,135)	(24,314)	(23,103)	(24,314)
Tangible common stockholders' equity	$915,699	$921,156	$900,270	$882,128	$866,153	$915,699	$866,153
Total assets	9,777,018	10,410,199	10,334,678	10,169,688	9,901,734	9,777,018	9,901,734
Less: goodwill and other intangibles (18)	(23,103)	(23,784)	(24,016)	(24,135)	(24,314)	(23,103)	(24,314)
Tangible assets	$9,753,915	$10,386,415	$10,310,662	$10,145,553	$9,877,420	$9,753,915	$9,877,420
Common shares outstanding	40,595,273	41,265,378	41,748,434	41,952,590	42,127,316	40,595,273	42,127,316
Tangible common equity ratio	9.39%	8.87%	8.73%	8.69%	8.77%	9.39%	8.77%
Stockholders' book value per common share	$23.13	$22.90	$22.14	$21.60	$21.14	$23.13	$21.14
Tangible stockholders' book value per common share	$22.56	$22.32	$21.56	$21.03	$20.56	$22.56	$20.56

____________
(1)     Includes provision for credit losses on loans and provision for loan contingencies. See Footnote 6 in Exhibit 1 - Selected Financial Information for more details.
(2) Beginning in the fourth quarter of 2025, we updated the terminology used to describe non‑GAAP adjustments, referring to them as “non‑core’” rather than “non‑routine.” This change reflects a labeling update only; the methodology used for these adjustments remains unchanged from prior periods.
(3) In the three months ended December 31, 2025 September 30, 2025 and June 30, 2025 and the year ended December 31, 2025, includes net unrealized losses in connection with to-be announced (TBA) mortgage back-securities (MBS) derivative contracts. We enter into these contracts to economically offset changes in market valuation on the trading securities portfolio. Additionally, in the three months ended December 31, 2025, the Company terminated the TBA MBS trading derivative contracts.
(4)     In the three months and year ended December 31, 2025, the results include a realized gain on the sale of debt securities available for sale of $2.2 million. Additionally, the three months ended December 31, 2025, include losses from the market valuation of trading securities, partially offset by realized gains resulting from the sale of the entire trading securities portfolio in the fourth quarter of 2025. In the three months ended September 30, 2025 and June 30, 2025, amounts are primarily in connection with gains on market valuation of the trading securities portfolio. In the three months ended December 31, 2024, includes a total net loss of $8.1 million, as a result of the investment portfolio repositioning initiated during the third quarter of 2024. In the year ended December 31, 2024, includes $76.7 million as a result of the investment portfolio repositioning.
(5)    In the year ended December 31, 2025 and the three months ended March 31, 2025, includes gain on sale of $3.2 million, related to the sale of a loan that had been charged off in prior periods.
(6) In the three months and year ended December 31, 2024, amounts shown are in connection with the Houston Transaction. See Form 8-K filed on April 17, 2024 for more details on the Houston Transaction.
(7) In the three months ended December 31, 2025, gains resulting from the sale and lease back of two banking centers located in South Florida.
(8) In the three months and year ended December 31, 2025, restructuring costs primarily relate to cost reduction initiatives intended to improve the Company’s cost structure and efforts to de-risk the loan portfolio. These initiatives include terminating certain advertising contracts and a third-party loan origination agreement under a white-label program.
(9) In the three months and year ended December 31, 2025, primarily includes costs related to the termination of advertising contracts and a third-party loan origination agreement under a white-label program.
(10) In the three months and year ended December 31, 2025, amounts include a loss of $13.8 million related to the valuation of loans held for sale carried at the lower of cost or fair value, which had an outstanding principal balance of $93.7 million as of December 31, 2025. In addition, in the three months and year ended December 31, 2025, amounts include a $1.1 million loss on the sale of loans associated with our white‑label equipment finance solution. In the three months ended September 30, 2025, includes loss on sale of $0.9 million related to the sale of one Substandard owner occupied loan with an outstanding balance of $30.4 million at the time of sale. In the three months ended December 31, 2024, includes loss on sale of $12.6 million, including transaction costs, related to the sale of a portfolio of 323 business-purpose, investment property, residential mortgage loans with a balance of approximately $71.4 million.
(11) The three months ended December 31, 2025, September 30, 2025 and March 31, 2025 include OREO valuation expenses of $0.1 million, $0.5 million and $0.5 million, respectively. In the three months ended June 30, 2025, includes a net loss on the sale of two OREO properties of $0.8 million.
(12) In the three months and year ended December 31, 2025, amounts shown are in connection with an intangible asset impairment related to Amerant Mortgage.
(13) Related to Houston branches and included as part of occupancy and equipment expenses. See Exhibit 5 for additional information.

(14) In the three months ended September 30, 2025 and June 30, 2025, includes salaries and employee benefit expenses in connection with the Amerant Mortgage downsizing. See First Quarter Earnings Presentation filed on April 24, 2025 for more information.
(15) In 2025, includes severance, accelerated stock-based compensation and related reversals, and other expenses associated with the leadership transition completed in early November 2025. These costs also include severance related to the departure of other senior positions in 2025. Additional details regarding the CEO transition are available in the current reports on Form 8-K filed on November 6, and December 1, 2025.
(16) In the three months ended March 31, 2025 and year ended December 31, 2025, amounts were calculated based upon the effective tax rate for those periods of 22.50% and 20.75%, respectively. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect. In the year ended December 31, 2024, income tax effect amounts on non-core items of noninterest income and expense were calculated using estimated tax rates of 27.14% and 22.50%, respectively.
(17) See 2024 Form 10-K for more information on potential dilutive instruments and its impact on diluted earnings per share computation.
(18) Other intangible assets primarily consist of naming rights and mortgage servicing rights (“MSRs”). Goodwill and other intangible assets are included in other assets in the Company’s consolidated balance sheets.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, as well as premiums paid on purchased loans, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024

(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$6,770,724	$114,824	6.73%	$6,946,370	$121,414	6.93%	$7,322,613	$128,910	7.00%
Debt securities available for sale (3)(4)	2,039,573	24,916	4.85%	1,973,763	24,146	4.85%	1,346,108	16,069	4.75%
Debt securities held for trading	61,478	1,134	7.32%	119,429	1,665	5.53%	—	—	—%
Equity securities with readily determinable fair value not held for trading	2,550	29	4.51%	2,528	20	3.14%	2,509	19	3.01%
Federal Reserve Bank and FHLB stock	59,605	965	6.42%	57,681	906	6.23%	58,861	1,035	7.00%
Deposits with banks	531,010	5,244	3.92%	413,522	4,516	4.33%	560,323	6,811	4.84%
Other short-term investments	7,119	70	3.90%	7,122	76	4.23%	6,380	74	4.61%
Total interest-earning assets	9,472,059	147,182	6.16%	9,520,415	152,743	6.37%	9,296,794	152,918	6.54%
Total non-interest-earning assets (6)	763,723			723,510			798,113
Total assets	$10,235,782			$10,243,925			$10,094,907

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024

(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing demand, savings and money market deposits (7)	4,452,931	28,387	2.53%	4,395,707	28,900	2.61%	4,097,986	28,579	2.77%
Time deposits	2,050,101	19,798	3.83%	2,084,940	20,950	3.99%	2,336,324	26,427	4.50%
Total deposits	6,503,032	48,185	2.94%	6,480,647	49,850	3.05%	6,434,310	55,006	3.40%
Securities sold under agreements to repurchase	102	1	3.89%	—	—	—%	115	1	3.46%
Advances from the FHLB (8)	765,225	7,518	3.90%	726,520	7,316	4.00%	782,242	7,946	4.04%
Senior notes	—	—	—%	—	—	—%	59,804	941	6.26%
Subordinated notes	29,774	361	4.81%	29,731	362	4.83%	29,604	361	4.85%
Junior subordinated debentures	64,178	967	5.98%	64,178	1,063	6.57%	64,178	1,030	6.38%
Total interest-bearing liabilities	7,362,311	57,032	3.07%	7,301,076	58,591	3.18%	7,370,253	65,285	3.52%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,649,262			1,726,507			1,469,726
Accounts payable, accrued liabilities and other liabilities	266,810			273,921			344,770
Total non-interest-bearing liabilities	1,916,072			2,000,428			1,814,496
Total liabilities	9,278,383			9,301,504			9,184,749
Stockholders’ equity	957,399			942,421			910,158
Total liabilities and stockholders' equity	$10,235,782			$10,243,925			$10,094,907
Excess of average interest-earning assets over average interest-bearing liabilities	$2,109,748			$2,219,339			$1,926,541
Net interest income		$90,150			$94,152			$87,633
Net interest rate spread			3.09%			3.19%			3.02%
Net interest margin (8)			3.78%			3.92%			3.75%
Cost of total deposits (8)			2.34%			2.41%			2.77%
Ratio of average interest-earning assets to average interest-bearing liabilities	128.66%			130.40%			126.14%
Average non-performing loans/ Average total loans	1.90%			1.30%			1.36%

	Year Ended December 31,
	2025			2024 (audited)
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,001,076	$479,425	6.85%	$7,157,991	$505,484	7.06%
Debt securities available for sale (3)(4)	1,815,976	88,957	4.90%	1,291,974	57,631	4.46%
Debt securities held to maturity (5)	—	—	—%	162,657	5,597	3.44%
Debt securities held for trading	60,429	3,142	5.20%	—	—	—%
Equity securities with readily determinable fair value not held for trading	2,521	89	3.53%	2,495	106	4.25%
Federal Reserve Bank and FHLB stock	57,925	3,724	6.43%	56,234	3,957	7.04%
Deposits with banks	509,456	21,804	4.28%	423,185	22,492	5.31%
Other short-term investments	6,933	287	4.14%	6,348	322	5.07%
Total interest-earning assets	9,454,316	597,428	6.32%	9,100,884	595,589	6.54%
Total non-interest-earning assets (6)	740,972			790,919
Total assets	$10,195,288			$9,891,803
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing demand, savings and money market deposits (7)	4,371,668	114,013	2.61%	4,099,123	125,129	3.05%
Time deposits	2,127,602	86,891	4.08%	2,302,798	105,780	4.59%
Total deposits	6,499,270	200,904	3.09%	6,401,921	230,909	3.61%
Securities sold under agreements to repurchase	52	2	3.85%	60	3	5.00%
Advances from the FHLB (8)	733,264	29,264	3.99%	757,502	29,303	3.87%
Senior notes	14,766	1,020	6.91%	59,686	3,767	6.31%
Subordinated notes	29,710	1,445	4.86%	29,540	1,444	4.89%
Junior subordinated debentures	64,178	4,108	6.40%	64,178	4,206	6.55%
Total interest-bearing liabilities	7,341,240	236,743	3.22%	7,312,887	269,632	3.69%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,639,953			1,461,940
Accounts payable, accrued liabilities and other liabilities	281,927			324,932
Total non-interest-bearing liabilities	1,921,880			1,786,872
Total liabilities	9,263,120			9,099,759
Stockholders’ equity	932,168			792,044
Total liabilities and stockholders' equity	$10,195,288			$9,891,803
Excess of average interest-earning assets over average interest-bearing liabilities	$2,113,076			$1,787,997
Net interest income		$360,685			$325,957
Net interest rate spread			3.10%			2.85%
Net interest margin (8)			3.82%			3.58%
Cost of total deposits (8)			2.47%			2.94%
Ratio of average interest-earning assets to average interest-bearing liabilities	128.78%			124.45%
Average non-performing loans/ Average total loans	1.49%			1.03%

_______________
(1) Includes loans held for investment, net of the allowance for credit losses, and loans held for sale. The average balance of the allowance for credit losses was $99.8 million, $88.1 million and $80.5 million in the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively, and $91.6 million and $90.0 million in the years ended December 31, 2025 and 2024, respectively. The average balance of total loans held for sale was $4.0 million, $8.9 million and $357.2 million in the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively, and $28.0 million and $353.9 million in the years ended December 31, 2025 and 2024, respectively.
(2) Includes average non-performing loans of $130.3 million, $91.2 million and $101.0 million for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively, and $105.7 million and $74.9 million for the years ended December 31, 2025 and 2024, respectively.
(3) Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average net unrealized losses of $5.6 million, $32.7 million and $31.7 million in the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively, and $32.1 million and $84.5 million in the years ended December 31, 2025 and 2024, respectively.
(4)    Includes nontaxable securities with average balances of $54.0 million, $54.2 million and $60.4 million for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively, and $54.4 million and $29.4 million in the years ended December 31, 2025 and 2024, respectively. The tax equivalent yield for these nontaxable securities was 4.48%, 4.60% and 4.39% for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively, and 4.64% and 4.45% for the years ended December 31, 2025 and 2024, respectively. In 2025 and 2024, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    We had no average held to maturity balances in the year ended December 31, 2025. We had average balances of $35.2 million in the year ended December 31, 2024. The tax equivalent yield for these nontaxable securities was 4.29% in the year ended December 31, 2024. In 2024, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6) Excludes the allowance for credit losses.
(7) To emphasize material items, certain line items that were presented separately in prior years have been aggregated into a single line item in this table. This includes interest-bearing demand, savings, and money market deposits. Prior periods have been conformed to this presentation for comparability.
(8)    See Glossary of Terms and Definitions for definitions of financial terms.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2025		September 30, 2025		December 31, 2024		2025		2024
									(audited)
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,938	22.4%	$5,056	29.2%	$5,501	23.2%	$20,099	25.6%	$20,156	203.4%
Brokerage, advisory and fiduciary activities	5,304	24.1%	4,995	28.9%	4,653	19.7%	20,021	25.5%	17,984	181.5%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	2,602	11.9%	2,554	14.8%	2,364	10.0%	10,096	12.8%	9,280	93.7%
Cards and trade finance servicing fees	1,505	6.8%	1,321	7.6%	1,533	6.5%	6,022	7.7%	5,514	55.6%
Gain (loss) on early extinguishment of FHLB advances, net	12	0.1%	—	—%	1,428	6.0%	12	—%	1,617	16.3%
Securities (losses) gains, net (2)	2,054	9.3%	1,203	7.0%	(8,200)	(34.6)%	5,100	6.5%	(76,855)	(775.6)%
Loan-level derivative income (3)	1,398	6.4%	2,372	13.7%	706	3.0%	8,482	10.8%	7,044	71.1%
Derivative losses, net (4)	(120)	(0.5)%	(1,383)	(8.0)%	—	—%	(3,355)	(4.3)%	(196)	(2.0)%
Gain on sale of Houston Franchise	—	—%	—	—%	12,636	53.4%	—	—%	12,636	127.5%
Other noninterest income (5)	4,326	19.6%	1,173	6.8%	3,063	12.8%	12,136	15.4%	12,729	128.5%
Total noninterest income	$22,019	100.0%	$17,291	100.0%	$23,684	100.0%	$78,613	100.0%	$9,909	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) In the three months and year ended December 31, 2025, the results include a realized gain on the sale of debt securities available for sale of $2.2 million. Additionally, the three months ended December 31, 2025, include losses from the market valuation of trading securities, partially offset by realized gains resulting from the sale of the entire trading securities portfolio in the fourth quarter of 2025. In the three months ended September 30, 2025, amounts are primarily in connection with gains on market valuation of the trading securities portfolio. In the three months ended December 31, 2024, includes a total net loss of $8.1 million, as a result of the investment portfolio repositioning initiated during the third quarter of 2024. In the year ended December 31, 2024, includes $76.7 million as a result of the investment portfolio repositioning.
(3)     Income from interest rate swaps and other derivative transactions with customers. The Company incurs expenses related to derivative transactions with customers which are included as part of noninterest expenses under loan-level derivative expense. See Exhibit 5 for more details.
(4) In the three months ended December 31, 2025 September 30, 2025 and June 30, 2025 and the year ended December 31, 2025, includes net unrealized losses in connection with TBA MBS derivative contracts. We enter into these contracts to economically offset changes in market valuation on the trading securities portfolio. Additionally, in the three months ended December 31, 2025, the Company terminated the TBA MBS trading derivative contracts. In all other prior periods, includes net unrealized losses and gains related to uncovered interest rate caps with clients.
(5)    Includes mortgage banking loss of $0.1 million and $0.4 million in the three months ended December 31, 2025 and September 30, 2025, respectively, and mortgage banking income of $1.1 million, $0.7 million and $6.9 million in the three months ended December 31, 2024, and in the years ended December 31, 2025 and 2024, respectively. These amounts primarily consist of net gains on sale, valuation and derivative transactions associated with mortgage loans held for sale activity, and other smaller sources of income related to the operations of Amerant Mortgage. Also, in the three months and year ended December 31, 2025, includes a non-core gain of $3.3 million on the sale and leaseback of two banking centers located in South Florida. In addition, includes $0.5 million BOLI death benefits received in the year ended December 31, 2024. Other sources of income in the periods shown include foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2025		September 30, 2025		December 31, 2024		2025		2024
									(audited)
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$38,757	36.3%	$35,094	45.1%	$35,284	42.3%	$143,234	43.3%	$137,082	45.8%
Occupancy and equipment (2)	5,809	5.4%	5,211	6.7%	5,719	6.9%	22,647	6.9%	27,127	9.1%
Professional and other services fees (3)	16,875	15.8%	15,997	20.6%	14,308	17.2%	61,103	18.5%	51,088	17.1%
Loan-level derivative expense (4)	919	0.9%	1,834	2.4%	34	—%	4,226	1.3%	2,420	0.8%
Telecommunications and data processing	3,569	3.3%	3,155	4.1%	2,967	3.6%	13,128	4.0%	12,223	4.1%
Depreciation and amortization	2,060	1.9%	1,487	1.9%	1,734	2.1%	6,686	2.0%	6,600	2.2%
FDIC assessments and insurance	2,746	2.6%	2,549	3.3%	2,932	3.5%	11,427	3.5%	11,575	3.9%
Losses on loans held for sale carried at the lower of cost or fair value (5)	14,850	13.9%	881	1.1%	12,642	15.2%	15,731	4.8%	13,900	4.6%
Advertising expenses	3,542	3.3%	3,987	5.1%	3,703	4.4%	15,983	4.8%	14,492	4.8%
Other real estate owned and repossessed assets (income) expense, net (6)	(129)	(0.1)%	215	0.3%	(196)	(0.2)%	851	0.3%	4,837	1.6%
Contract termination costs (7)	7,483	7.0%	—	—%	—	—%	7,483	2.3%	—	—%
Other operating expenses (8)(9)	10,291	9.7%	7,425	9.4%	4,259	5.0%	28,062	8.3%	18,146	6.0%
Total noninterest expense (10)	$106,772	100.0%	$77,835	100.0%	$83,386	100.0%	$330,561	100.0%	$299,490	100.0%
__________

(1) In the three months and year ended December 31, 2025, includes non-core staff separation costs of $3.7 million. Additionally, in the three months ended September 30, 2025 and the year ended December 31, 2025, includes expenses in connection with the Amerant Mortgage downsizing of $0.6 million and $1.0 million. Also, includes $1.4 million in expenses related to the Houston Transaction in the three months and year ended December 31, 2024. See Exhibit 2- Non-GAAP Financial Measures Reconciliation for more details.
(2) In the year ended December 31, 2024, includes fixed assets impairment charge of $3.4 million in connection with the Houston Transaction.
(3) In the three months and year ended December 31, 2025, includes non-core staff separation costs of $0.1 million. Includes $0.1 million and $0.4 million, in legal expenses in connection with the Houston Transaction in the three months ended December 31, 2024 and year ended December 31, 2024, respectively. Additionally, includes recurring service fees in connection with the engagement of FIS in all periods shown. See Exhibit 2- Non-GAAP Financial Measures Reconciliation for more details.
(4) Includes services fees in connection with our loan-level derivative income generation activities.
(5) In the three months and year ended December 31, 2025, amounts include a loss of $13.8 million related to the valuation of loans held for sale carried at the lower of cost or fair value, which had an outstanding principal balance of $93.7 million as of December 31, 2025. In addition, in the three months and year ended December 31, 2025, amounts include a $1.1 million loss on the sale of loans associated with our white‑label equipment finance solution. In the three month period ended September 30, 2025, amounts are in connection with the sale of one loan. In the three months and year ended December 31, 2024, consists of losses on loans held for sale carried at the lower of fair value or cost, including valuation allowance as a result of changes in their fair value and losses on the sale of these loans.
(6) Includes OREO valuation expense of $0.1 million in the three months ended December 31, 2025, $0.5 million in the three months ended September 30, 2025, and $1.2 million and $5.7 million in the years ended December 31, 2025 and 2024, respectively. In addition, includes net loss on the sale of two OREO properties of $0.8 million in the year ended December 31, 2025. See Exhibit 2- Non-GAAP Financial Measures Reconciliation for more details.
(7) In the three months and year ended December 31, 2025, includes contract termination costs associated with certain advertising contracts and a third-party loan origination agreement under a white-label program. See Exhibit 2- Non-GAAP Financial Measures Reconciliation for more details.
(8) In the three months and year ended December 31, 2025, includes $3.0 million of non-core expenses for an impairment charge of $2.5 million related to an investment carried at cost, and an impairment of an intangible asset of $0.5 million related to Amerant Mortgage. In addition, in the three months and year ended December 31, 2024, includes non-core broker fees of $1.0 million and $1.3 million in connection with the Houston Transaction. See Exhibit 2- Non-GAAP Financial Measures Reconciliation for more details.
(9) Includes earnings credits which are provided to certain commercial depositors in the mortgage banking industry to help offset deposit service charges incurred. These earnings credits were $3.4 million, $3.5 million, and $10.8 million in the three months ended December 31, 2025 and September 30, 2025 and the year ended December 31, 2025, respectively.
(10) Includes $0.9 million $2.1 million and $3.7 million, in the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively, and $9.2 million and $14.1 million in the years ended December 31, 2025 and 2024, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other service fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Assets					(audited)
Cash and due from banks and restricted cash (1)	53,478	53,084	56,381	53,629	63,562
Interest earning deposits with banks	409,444	570,612	573,373	587,728	519,853
Other short-term investments	7,233	7,162	7,083	7,010	6,944
Cash and cash equivalents	470,155	630,858	636,837	648,367	590,359
Securities
Debt securities available for sale, at fair value	2,024,883	2,122,416	1,788,708	1,702,111	1,437,170
Trading securities (2)	—	119,935	120,226	—	—
Equity securities with readily determinable fair value not held for trading	2,548	2,542	2,525	2,523	2,477
Federal Reserve Bank and Federal Home Loan Bank stock	57,138	62,808	59,429	57,044	58,278
Securities	2,084,569	2,307,701	1,970,888	1,761,678	1,497,925
Loans held for sale, at lower of cost or fair value (3)	80,912	—	—	40,597	—
Mortgage loans held for sale, at fair value	2,932	—	6,073	20,728	42,911
Loans held for investment, gross	6,613,391	6,941,792	7,183,123	7,157,837	7,228,411
Less: Allowance for credit losses	79,276	94,918	86,519	98,266	84,963
Loans held for investment, net	6,534,115	6,846,874	7,096,604	7,059,571	7,143,448
Bank owned life insurance	260,644	258,042	255,487	252,997	243,547
Deferred tax assets, net	35,566	46,881	50,966	53,448	53,543
Operating lease right-of-use assets	110,588	102,872	102,558	104,578	100,028
Accrued interest receivable and other assets (1)(4)	197,537	216,971	215,265	227,724	229,973
Total assets	$9,777,018	$10,410,199	$10,334,678	$10,169,688	$9,901,734
Liabilities and Stockholders' Equity
Deposits
Noninterest bearing demand	$1,573,301	$1,768,764	$1,706,580	$1,665,468	$1,504,755
Interest bearing demand, savings and money market deposits (1)	4,217,594	4,434,274	4,437,045	4,327,587	4,115,395
Time	1,996,039	2,097,931	2,162,919	2,161,923	2,234,445
Total deposits	7,786,934	8,300,969	8,306,544	8,154,978	7,854,595
Advances from the Federal Home Loan Bank	711,984	831,699	765,000	715,000	745,000
Senior notes (5)	—	—	—	59,922	59,843
Subordinated notes	29,795	29,752	29,710	29,667	29,624
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease liabilities (6)	117,456	109,726	109,226	110,999	106,071
Accounts payable, accrued liabilities and other liabilities (7)	127,869	128,935	135,734	128,681	151,956
Total liabilities	8,838,216	9,465,259	9,410,392	9,263,425	9,011,267

Stockholders’ equity
Class A common stock	4,058	4,125	4,173	4,195	4,214
Additional paid in capital	316,067	327,205	336,021	339,038	343,828
Retained earnings	619,552	620,542	609,540	590,304	582,231
Accumulated other comprehensive loss	(875)	(6,932)	(25,448)	(27,274)	(39,806)
Total stockholders' equity	938,802	944,940	924,286	906,263	890,467
Total liabilities and stockholders' equity	$9,777,018	$10,410,199	$10,334,678	$10,169,688	$9,901,734

__________
(1) To emphasize material items, certain line items that were presented separately in prior years have been aggregated into a single line item in this table. As part of these updates, “Accrued interest receivable and other assets” now includes items that were previously presented separately, such as premises and equipment (net) and goodwill. In addition, “Cash and due from banks” and “Restricted cash” have been combined into a single line item. Furthermore, interest-bearing demand, savings, and money market deposits were also condensed into a single line item. Prior periods have been conformed to this presentation for comparability.
(2) As of December 31, 2025, there were no trading securities as the Company sold the portfolio in the fourth quarter of 2025. As of September 30, 2025 and June 30, 2025 balances were part of the Company’s participation in trading of MBS as part of its investment portfolio strategy.

(3) As of December 31, 2025, loans held for sale consisted of five loans with a valuation allowance of $13.8 million. As of March 31, 2025, loans held for sale consisted of one loan carried at cost for which no valuation allowance was deemed necessary.
(4) As of December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025 and December 31, 2024, includes derivative assets with a total fair value of $36.5 million, $40.8 million, $43.7 million, $42.8 million, and $48.0 million, respectively.
(5) On March 03, 2025, the Company gave notice of its election to redeem all outstanding Senior Notes and they were redeemed on April 01, 2025. See Note 1 to the Company’s consolidated financial statements in our March 31, 2025 Form 10-Q for more information.
(6) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(7) As of December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025 and December 31, 2024, includes derivatives liabilities with a total fair value of $36.1 million, $39.9 million, $44.6 million, $42.4 million and $47.6 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Real estate loans					(audited)
Commercial real estate
Non-owner occupied	$1,591,861	$1,656,180	$1,770,403	$1,641,210	$1,678,473
Multi-family residential	322,447	361,650	371,692	400,371	336,229
Land development and construction loans	534,028	544,727	543,697	499,663	483,210
	2,448,336	2,562,557	2,685,792	2,541,244	2,497,912
Single-family residential	1,515,181	1,550,724	1,542,447	1,549,356	1,528,080
Owner occupied	809,336	900,596	983,090	951,311	1,007,074
	4,772,853	5,013,877	5,211,329	5,041,911	5,033,066
Commercial loans	1,446,406	1,519,778	1,566,420	1,714,583	1,751,902
Loans to financial institutions and acceptances	148,602	164,974	156,918	153,345	170,435
Consumer loans and overdrafts	245,530	243,163	248,456	247,998	273,008
Total loans	$6,613,391	$6,941,792	$7,183,123	$7,157,837	$7,228,411

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Loans held for sale at the lower of fair value or cost					(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$43,406	$—	$—	$—	$—
Multi-family residential	—	—	—	—	—
Land development and construction loans	22,339	—	—	—	—
	$65,745	$—	$—	$—	$—
Single-family residential	—	—	—	—	—
Owner occupied	15,167	—	—	40,597	—
	80,912	—	—	40,597	—
Commercial loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Total loans held for sale at the lower of fair value or cost (2)	80,912	—	—	40,597	—

Mortgage loans held for sale at fair value
Land development and construction loans	—	—	2,056	7,475	10,768
Single-family residential	2,932	—	4,017	13,253	32,143
Total Mortgage loans held for sale, at fair value (1)	2,932	—	6,073	20,728	42,911
Total loans held for sale	$83,844	$—	$6,073	$61,325	$42,911
__________________

(1) Mortgage loans held for sale at fair value in periods prior to December 31, 2025 were in connection with Amerant Mortgage’s business.
(2) In January 2026, we sold 4 loans with an aggregate carrying value of $65.7 million at the time of sale.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans, other real estate owned, or OREO, and other repossessed assets at the dates presented. Non-performing loans consist of (i) nonaccrual loans, and (ii) accruing loans 90 days or more contractually past due as to interest or principal.

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Non-Accrual Loans					(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$4,288	$4,374	$1,022	$—	$—
Multi-family residential	—	7,018	—	—	—
Land development and construction loans	16,200	19,577	—	—	4,119
	20,488	30,969	1,022	—	4,119
Single-family residential	26,082	8,838	7,421	15,048	8,140
Owner occupied	28,733	15,287	21,027	22,249	23,191
	75,303	55,094	29,470	37,297	35,450
Commercial loans	83,761	67,081	51,157	84,907	64,572
Consumer loans and overdrafts	9,204	725	666	—	—
Total Non-Accrual Loans (1)	$168,268	$122,900	$81,293	$122,204	$100,022

Past Due Accruing Loans
Real Estate Loans
Owner occupied	730	—	—	—	837
Single-family residential	—	—	—	886	1,201
Commercial	2,372	1,392	1,192	122	2,033
Consumer loans and overdrafts	—	—	—	7	8
Total Past Due Accruing Loans (2)	3,102	1,392	1,192	1,015	4,079
Total Non-Performing Loans	171,370	124,292	82,485	123,219	104,101
Other Real Estate Owned	15,542	15,606	15,389	17,541	18,074
Total Non-Performing Assets	$186,912	$139,898	$97,874	$140,760	$122,175

__________________
(1) At December 31, 2025, includes land development and construction loans with a carrying value of $16.2 million as of December 31, 2025, which were classified as loans held for sale carried at the lower of cost or fair value at that date. These loans were sold in January 2026. See “Loans by Type - Held for Sale” for more details.
(2) Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. We have not purchased credit-impaired loans.

	December 31, 2025				September 30, 2025				December 31, 2024
									(audited)
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Loans held for investment
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$56,126	$34,213	$—	$90,339	$53,284	$42,406	$—	$95,690	$361	$21,430	$—	$21,791
Multi-family residential	31,704	22,435	—	54,139	—	29,430	—	29,430	—	—	—	—
Land development and construction loans	—	—	—	—	3,959	19,577	—	23,536	—	4,119	—	4,119
	87,830	56,648	—	144,478	57,243	91,413	—	148,656	361	25,549	—	25,910
Single-family residential	733	26,010	—	26,743	738	8,717	—	9,455	—	9,438	—	9,438
Owner occupied	12,485	51,965	—	64,450	45,365	35,085	—	80,450	5,047	64,876	—	69,923
	101,048	134,623	—	235,671	103,346	135,215	—	238,561	5,408	99,863	—	105,271
Commercial loans	35,408	129,610	459	165,477	120,997	105,905	—	226,902	—	66,605	—	66,605
Consumer loans and overdrafts	—	9,204	—	9,204	—	725	—	725	—	8	—	8
Total loans held for investment	$136,456	$273,437	$459	$410,352	$224,343	$241,845	$—	$466,188	$5,408	$166,476	$—	$171,884
Loans held for sale at the lower of cost or fair value
Non-owner occupied	—	43,406	—	43,406	—	—	—	—	—	—	—	—
Land development and construction loans	—	22,339	—	22,339	—	—	—	—	—	—	—	—
Owner Occupied	—	15,167	—	15,167	—	—	—	—	—	—	—	—
Total loans held for sale (2)	—	80,912	—	80,912	—	—	—	—	—	—	—	—
Total	$136,456	$354,349	$459	$491,264	$224,343	$241,845	$—	$466,188	$5,408	$166,476	$—	$171,884
__________
(1)     There were no loans categorized as “loss” as of the dates presented.
(2) At December 31, 2025, includes 4 loans with an aggregate carrying value of $65.7 million, which were subsequently sold in January 2026. See “Loans by Type - Held for Sale” for more details.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
					(audited)
Domestic	$5,168,372	$5,732,799	$5,707,272	$5,592,575	$5,278,289
Foreign:
Venezuela	1,910,980	1,881,871	1,897,631	1,862,614	1,889,331
Others	707,583	686,299	701,641	699,789	686,975
Total foreign	2,618,562	2,568,170	2,599,272	2,562,403	2,576,306
Total deposits	$7,786,934	$8,300,969	$8,306,544	$8,154,978	$7,854,595

Glossary of Terms and Definitions
•Total gross loans: include loans held for investment net of unamortized deferred loan origination fees and costs, as well as loans held for sale.
•Core deposits: consist of total deposits excluding all time deposits.
•Assets under management and custody: consists of assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
•Net interest margin, or NIM: defined as net interest income, or NII, divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
•ROA and Core ROA are calculated based upon the average daily balance of total assets.
•ROE and Core ROE are calculated based upon the average daily balance of stockholders’ equity.
•Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
•Total capital ratio: total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
•Tier 1 capital ratio: Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
•Tier 1 leverage ratio: Tier 1 capital divided by quarter to date average assets.
•Common equity tier 1 capital ratio, CET1: Tier 1 capital divided by total risk-weighted assets.
•Tangible common equity ratio: calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets primarily consist of naming rights and mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
•Loans to Deposits ratio: calculated as the ratio of total loans gross divided by total deposits.
•Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure, and other repossessed assets.
•Non-performing loans include all accruing loans past due by 90 days or more and all nonaccrual loans
•Ratio for net charge-offs/average total loans held for investments: calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses.
•Other operating expenses: total noninterest expense less salary and employee benefits.
•Efficiency ratio: total noninterest expense divided by the sum of noninterest income and NII.
•Core ROA, core ROE and core efficiency ratio exclude the effect of non-core items, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
•The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
•Cost of total deposits: calculated based upon the average balance of total noninterest bearing and interest bearing deposits, which includes time deposits.